Red Robin Gourmet Burgers Reports Results for the Fiscal Fourth Quarter and Full Year Ended December 28, 2014
Greenwood Village, CO – February 13, 2015– Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the quarter and year ended December 28, 2014 compared to the quarter and year ended December 29, 2013.
Financial Highlights

•	2014 revenues were $1.1 billion, an increase of 12.7% over the same period a year ago

•	2014 comparable restaurant revenue increased 3.1%

•	Fourth quarter 2014 revenues were $282.1 million, an increase of 16.6% over the same period a year ago

•	Fourth quarter 2014 comparable restaurant revenue increased 3.6%

•
Fourth quarter 2014 restaurant-level operating profit margin increased 50 basis points to 22.2% (excluding 36 restaurants acquired in 2014) compared to 21.7% in the fourth quarter of 2013. Total reported restaurant-level operating profit was 21.3% (See Schedule II)

•	Fourth quarter GAAP earnings per diluted share were $0.28, compared to $0.48 a year ago

•	Fourth quarter 2014 adjusted earnings per diluted share were $0.66, an increase of 6.5% compared to $0.62 for the same period a year ago (See Schedule I)
Net income for the 12 weeks ended December 28, 2014 was $3.9 million compared to $7.0 million for the same period a year ago. For the 52 weeks ended December 28, 2014, net income was $32.6 million compared to $32.2 million for the year ended December 29, 2013.
Fourth quarter GAAP diluted earnings per share were $0.28 compared to $0.48 during the same period in prior year. Adjusted earnings per diluted share were $0.66 compared to $0.62 during the same period in prior year. In the fourth quarter of fiscal year 2014, the Company recorded an $8.8 million pre-tax impairment charge while the 2013 fourth quarter was impacted by an impairment charge and a non-recurring special bonus totaling $3.1 million.
GAAP earnings per diluted share for fiscal year 2014 were $2.25 compared to $2.22 in fiscal year 2013. On an adjusted basis, fiscal 2014 diluted earnings per share were $2.66 compared to $2.37 in the prior year. See Schedule I for a reconciliation of adjusted net income and earnings per share.
“Our commitment to providing guests with a great dining experience, combined with effective marketing and menu strategies, enabled us to continue to take market share in the fourth quarter as we capped off another successful year at Red Robin,” said Steve Carley, Red Robin Gourmet Burgers, Inc. chief executive officer. “In 2015 we will build on those achievements through everyday value, menu innovation, and promotional tie-ins while remodeling at least 125 additional restaurants to our new brand standards.”
Operating Results
Total Company revenues, which include Company-owned restaurant revenue and franchise royalties, increased $40.2 million or 16.6% to $282.1 million in the fourth quarter of 2014 from $241.9 million in the fourth quarter of 2013. Restaurants acquired in 2014 generated $22.9 million of restaurant revenue in the fourth quarter of 2014.
System-wide restaurant revenue (including franchised units) for the fourth quarter of 2014 totaled $348.0 million, compared to $324.2 million for the fourth quarter of 2013 at constant currency rates.
Comparable restaurant revenue increased 3.6% in the fourth quarter of 2014 compared to the prior year. In the fourth quarter, guest counts increased 1.2% and average guest check increased 2.4%. Comparable restaurants are those Company-owned restaurants that have achieved five full quarters of operations during the period presented, and such restaurants are only included in our comparable metrics if they are comparable for the entirety of both periods presented.
Restaurant-level operating profit margins (a non-GAAP financial measure) were 21.3% in the fourth quarter of 2014 compared to 21.7% in the fourth quarter of 2013, a decline of 40 basis points. Excluding the 36 restaurants acquired in 2014, restaurant-level operating profit margins increased 50 basis points to 22.2% primarily driven by a decrease in labor costs. Schedule II of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors, and reconciles this metric to income from operations and net income.

Restaurant Revenue Performance

Casual Dining Restaurants (1)	Q4-2014	Q4-2013
Average weekly sales per unit:
Company-owned – Total	$57,002	$56,012
Company-owned – Comparable	$57,987	$55,979
Franchised units (2)	$58,891	$53,097
Total operating weeks:
Company-owned units	4,864	4,227
Franchised units	1,181	1,632
_________________________________________________________
(1) Excludes Red Robin Burger Works® fast casual restaurants which had 85 and 62 operating weeks in the fourth quarter of 2014 and 2013
(2) Calculated at constant currency rates
Other Results
Depreciation and amortization costs increased $2.8 million to $16.4 million in the fourth quarter of 2014 compared to $13.6 million in the fourth quarter of 2013. The increased depreciation was primarily related to restaurants acquired and opened since the fourth quarter of 2013 and restaurants remodeled under our brand transformation initiative.
General and administrative costs were $22.1 million, a decrease of $0.7 million from the fourth quarter of 2013, primarily driven by lower incentive compensation, partially offset by an increase in salaries and benefits. The fourth quarter of 2013 included a $1.6 million nonrecurring special bonus awarded by the board.
Selling expenses were $9.5 million, or 3.4% of total revenues, in the fourth quarter of 2014, compared to $8.0 million or 3.3% of total revenues a year ago. This increase was primarily due to increased advertising.
Pre-opening costs in the fourth quarter of 2014 totaled $1.2 million compared to $1.9 million in the comparable period a year ago. The decrease was primarily driven by fewer Red Robin restaurants opening in the fourth quarter of 2014 compared to the fourth quarter of 2013.
The Company recorded asset impairment charges of $8.8 million, of which $7.6 million related to the write-off of in-development software, and $1.2 million related to impairments of three restaurants.
The Company's fiscal 2014 effective tax rate was 22.2%, compared to 21.8% in fiscal year 2013.
Restaurant Development and Acquisitions
As of the end of the fourth quarter of 2014, there were 408 Company-owned Red Robin® restaurants, seven Red Robin Burger Works® and 99 franchised Red Robin restaurants for a total of 514 restaurants. In the fourth quarter of fiscal 2014, the Company opened six new Red Robin restaurants, opened one Red Robin Burger Works and closed one Red Robin Burger Works. One franchise location opened in the fourth quarter.
Under our brand transformation initiative, the Company has remodeled a total of 104 Red Robin restaurants to our new brand standards through fiscal year 2014.
Balance Sheet and Liquidity
As of December 28, 2014, the Company had cash and cash equivalents of $22.4 million and total debt of $147.9 million, including $8.5 million of capital lease liabilities. The Company decreased debt by $8.2 million during the fourth quarter.
Cash generated from operations in 2014 totaled $123.6 million compared to $113.5 million in 2013. 2014 Capital investments, including the acquisition of 36 franchised restaurants, totaled $155.2 million compared to $78.9 million in the prior year.
During the fourth quarter, the Company purchased 19,900 shares of treasury stock for $1.2 million. As of December 28, 2014, there was approximately $18.1 million remaining under the current board authorization for stock repurchases. In 2014, the Company purchased a total of 463,780 shares of treasury stock for $26.9 million. The Company’s Board of Directors recently reauthorized its share repurchase program and approved the repurchase of up to a total of $50 million in the Company’s common stock. Pursuant to the repurchase program, purchases may be made from time to time at the Company’s discretion and the Company is not obligated to acquire any particular amount of common stock.

Outlook for 2015
Red Robin’s 2015 fiscal year consists of 52 weeks and will end on December 27, 2015.
In fiscal year 2015, the Company expects total revenue growth of 12.0% to 13.0% including comparable restaurant revenue growth of 2.0% to 3.0%. The Company plans to open 20 new Red Robin restaurants and five Red Robin Burger Works resulting in operating week growth from new locations of approximately 6%.
Capital investments in fiscal year 2015 are expected to total near $140.0 million. In addition to the new restaurant openings, the Company plans to remodel at least 125 Red Robin restaurants as part of its brand transformation initiative.
Restaurant-level operating profit margins in fiscal year 2015 are expected to approach 21.4%.
General and administrative costs are expected to be between $97.0 million and $99.0 million, while selling expenses are expected to be approximately 3.2% of total revenues. Pre-opening and acquisition costs are expected to total near $7.0 million in fiscal 2015. Depreciation and amortization is projected to be approximately $77.0 million.
Interest expense is expected to be approximately $4.0 million while the income tax rate in fiscal year 2015 is expected to be approximately 27.0%.
The sensitivity of the Company’s earnings per diluted share to a 1.0% change in guest counts for fiscal year 2015 is estimated to be $0.34 on an annualized basis. Additionally, a 10 basis point change in restaurant-level operating margin is expected to impact earnings per diluted share by approximately $0.08, and a change of approximately $145,000 in pre-tax income or expense is equivalent to approximately $0.01 per diluted share.
Investor Conference Call and Webcast
Red Robin will host an investor conference call to discuss its fourth quarter 2014 results today at 10:00 a.m. ET. The conference call number is (888) 312-3046, or for international callers (719) 325-2425. The financial information that the Company intends to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com. Prior to the conference call, the Company will post supplemental financial information that will be discussed during the call and live webcast.
To access the supplemental financial information and webcast, please visit www.redrobin.com and select the “Investors” link from the menu. A replay of the live conference call will be available from two hours after the call until midnight on Friday, February 20, 2015. The replay can be accessed by dialing (877) 870-5176, or (858) 384-5517 for international callers. The conference ID is 2573559.
About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and innovative adult beer shakes and cocktails, recently earning the restaurant the 2014 VIBE Vista Award for Best Beer Program in a Multi-Unit Chain Restaurant. There are more than 500 Red Robin restaurants across the United States and Canada, including those operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook and Twitter.

Forward-Looking Statements
Forward-looking statements in this press release regarding our expectations related to strategic initiatives, restaurant revenue and profit margins, new restaurant openings and operating weeks, capital investments including our brand transformation initiative and restaurant remodeling, future economic performance, anticipated costs, expenses, tax rate, sensitivity of earnings per share, and other financial measures, statements under the heading “Outlook for 2015” and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “expect,” “anticipate,” “intend,” “plan,” “project,” “will,” or “estimate,” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. We undertake no obligation to update such statements to reflect events or circumstances arising after such date, and we caution investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the effectiveness of the Company’s marketing strategies, loyalty program, and guest count initiatives to achieve restaurant sales growth; the ability to fulfill planned expansion and restaurant remodeling; the ability to successfully integrate and achieve anticipated revenues from recently acquired restaurants; the cost and availability of key food products, labor and energy; the ability to achieve anticipated revenue and cost savings from our anticipated new technology systems and other initiatives; the macro economic and competitive environment; availability of capital or credit facility borrowings; the adequacy of cash flows or available debt resources to fund operations and growth opportunities; federal, state, and local regulation of our business; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

For media relations questions contact:
Jennifer DeNick, Coyne PR
(973) 588-2000

For investor relations questions contact:
Stuart Brown, Chief Financial Officer
(303) 846-6000

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Twelve Weeks Ended		Fifty-two Weeks Ended
	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013
Revenues:
Restaurant revenue	$278,439	$237,551	$1,129,135	$1,000,198
Franchise royalties, fees and other revenue	3,670	4,375	16,967	17,049
Total revenues	282,109	241,926	1,146,102	1,017,247

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	71,071	59,978	287,221	250,237
Labor	90,246	79,959	372,657	335,113
Other operating	35,229	28,463	140,972	123,479
Occupancy	22,612	17,595	86,734	74,079
Depreciation and amortization	16,364	13,611	64,579	58,200
General and administrative	22,103	22,796	94,751	94,276
Selling	9,481	8,007	37,407	30,002
Pre-opening costs and acquisition costs	1,220	1,923	8,264	6,530
Asset impairment charge	8,833	1,517	8,833	1,517
Total costs and expenses	277,159	233,849	1,101,418	973,433

Income from operations	4,950	8,077	44,684	43,814

Other expense:
Interest expense, net and other	690	178	2,825	2,565

Income before income taxes	4,260	7,899	41,859	41,249
Provision for income taxes	321	940	9,298	9,010
Net income	$3,939	$6,959	$32,561	$32,239
Earnings per share:
Basic	$0.28	$0.49	$2.29	$2.27
Diluted	$0.28	$0.48	$2.25	$2.22
Weighted average shares outstanding:
Basic	14,028	14,346	14,237	14,225
Diluted	14,215	14,607	14,447	14,510

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 28, 2014	December 29, 2013
Assets:
Current Assets:
Cash and cash equivalents	$22,408	$17,108
Accounts receivable, net	23,740	22,568
Inventories	25,947	21,992
Prepaid expenses and other current assets	23,160	16,026
Deferred tax asset and other	4,677	2,952
Total current assets	99,932	80,646

Property and equipment, net	496,262	444,727
Goodwill	84,115	62,525
Intangible assets, net	42,479	36,800
Other assets, net	13,101	9,947
Total assets	$735,889	$634,645

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$28,522	$19,117
Construction related payables	15,652	14,682
Accrued payroll and payroll related liabilities	47,362	45,919
Unearned revenue	45,049	35,740
Accrued liabilities and other current liabilities	27,084	24,454
Total current liabilities	163,669	139,912

Deferred rent	57,341	51,985
Long-term debt	139,375	79,375
Long-term portion of capital lease obligations	7,938	8,513
Other non-current liabilities	7,795	7,457
Total liabilities	376,118	287,242

Stockholders’ Equity:
Common stock; $0.001 par value: 30,000 shares authorized; 17,851 and 17,851 shares issued; 14,043 and 14,350 shares outstanding	18	18
Preferred stock, $0.001 par value: 3,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock 3,808 and 3,501 shares, at cost	(132,252)	(110,486)
Paid-in capital	200,617	197,145
Accumulated other comprehensive loss, net of tax	(1,924)	(25)
Retained earnings	293,312	260,751
Total stockholders’ equity	359,771	347,403
Total liabilities and stockholders’ equity	$735,889	$634,645

Schedule I
Reconciliation of Non-GAAP Results to GAAP Results
(In thousands, except per share data)

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the 12 and 52 weeks ended December 28, 2014 and the 12 and 52 weeks ended December 29, 2013, net income and basic and diluted earnings per share, excluding the effects of executive transition charges in the second quarter of fiscal year 2014. The Company believes that the presentation of net income and earnings per share exclusive of the identified items gives the reader additional insight into the ongoing operational results of the Company. This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein. Income tax expense related to the asset impairment charges and the loss on debt refinancing was calculated based on the change in the total tax provision calculation after adjusting for the identified items. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Twelve Weeks Ended		Fifty-two Weeks Ended
	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013
Net income as reported	$3,939	$6,959	$32,561	$32,239
Asset impairment charges	8,833	1,517	8,833	1,517
Executive transition costs	—	—	544	—
Non-recurring special bonus	—	1,626	—	1,626
Income tax expense of adjustments	(3,379)	(974)	(3,562)	(974)
Adjusted net income	$9,393	$9,128	$38,376	$34,408

Basic net income per share:
Net income as reported	$0.28	$0.49	$2.29	$2.27
Asset impairment charges	0.63	0.11	0.62	0.11
Executive transition costs	—	—	0.04	—
Non-recurring special bonus	—	0.11	—	0.11
Income tax expense of adjustments	(0.24)	(0.07)	(0.25)	(0.07)
Adjusted earnings per share - basic	$0.67	$0.64	$2.70	$2.42

Diluted net income per share:
Net income as reported	$0.28	$0.48	$2.25	$2.22
Asset impairment charges	0.62	0.10	0.62	0.11
Executive transition costs	—	—	0.04	—
Non-recurring special bonus	—	0.11	—	0.11
Income tax expense of adjustments	(0.24)	(0.07)	(0.25)	(0.07)
Adjusted earnings per share - diluted	$0.66	$0.62	$2.66	$2.37

Weighted average shares outstanding
Basic	14,028	14,346	14,237	14,225
Diluted	14,215	14,607	14,447	14,510

Schedule II
Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income
from Operations and Net Income
(In thousands)
The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenue minus restaurant-level operating costs, excluding restaurant closures and impairment costs. The measure includes restaurant- level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance and other property costs, but excludes depreciation related to restaurant buildings and leasehold improvements. The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general, and administrative costs, and therefore excludes occupancy costs associated with selling, general, and administrative functions, and pre-opening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the 12 and 52 weeks ended December 28, 2014 and the 12 and 52 weeks ended December 29, 2013, expressed as a percentage of total revenues, except for the components of restaurant-level operating profit, which are expressed as a percentage of restaurant revenue.

	Twelve Weeks Ended				Fifty-two Weeks Ended
	December 28, 2014		December 29, 2013		December 28, 2014		December 29, 2013
Restaurant revenue	$278,439	98.7%	$237,551	98.2%	$1,129,135	98.5%	$1,000,198	98.3%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	71,071	25.5%	59,978	25.2%	287,221	25.4%	250,237	25.0%
Labor	90,246	32.4%	79,959	33.7%	372,657	33.0%	335,113	33.5%
Other operating	35,229	12.7%	28,463	12.0%	140,972	12.5%	123,479	12.3%
Occupancy	22,612	8.1%	17,595	7.4%	86,734	7.7%	74,079	7.4%
Restaurant-level operating profit	59,281	21.3%	51,556	21.7%	241,551	21.4%	217,290	21.7%

Add – Franchise royalties, fees and other revenues	3,670	1.3%	4,375	1.8%	16,967	1.5%	17,049	1.7%
Deduct – other operating:
Depreciation and amortization	16,364	5.8%	13,611	5.6%	64,579	5.6%	58,200	5.7%
General and administrative	22,103	7.8%	22,796	9.4%	94,751	8.3%	94,276	9.3%
Selling	9,481	3.4%	8,007	3.3%	37,407	3.3%	30,002	2.9%
Pre-opening and acquisition costs	1,220	0.4%	1,923	0.8%	8,264	0.7%	6,530	0.6%
Asset impairment charge	8,833	3.1%	1,517	0.6%	8,833	0.8%	1,517	0.1%
Total other operating	58,001	20.6%	47,854	19.8%	213,834	18.7%	190,525	18.7%

Income from operations	4,950	1.8%	8,077	3.3%	44,684	3.9%	43,814	4.3%

Interest expense, net and other	690	0.2%	178	0.1%	2,825	0.2%	2,565	0.3%
Income tax expense	321	0.1%	940	0.4%	9,298	0.8%	9,010	0.9%
Total other	1,011	0.4%	1,118	0.5%	12,123	1.1%	11,575	1.1%

Net income	$3,939	1.4%	$6,959	2.9%	$32,561	2.8%	$32,239	3.2%
_________________________________________________________
Certain percentage amounts in the table above do not total due to rounding as well as the fact that components of restaurant-level operating profit are expressed as a percentage of restaurant revenue and not total revenues.